Exhibit 10.30
PRIVIA HEALTH GROUP, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
The purpose of this Non-Employee Director Compensation Program of Privia Health Group, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long- term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company or an affiliate of Goldman Sachs or Pamplona Capital Management (each, a “Non-Employee Director”) will be paid compensation for services provided to the Company as set forth below, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.
This Policy became effective on July 1, 2023, and was amended effective January 1, 2026. It will remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion.
Cash Retainers

Position	Amount
Base Board Fee	$75,000
Non-Executive Chair of the Board or Lead Independent Director	$100,000
Chair of Audit Committee	$25,000
Chair of Compensation Committee	$20,000
Chair of Nominating and Corporate Governance Committee	$15,000
Chair of Compliance Committee	$17,500

Note: Chair and committee member retainers are in addition to retainers for members of the Board of Directors.
The cash retainers will be earned on a quarterly basis based on a calendar quarter and will be paid by the Company quarterly in arrears.
Equity Retainers
Non-Employee Directors will be granted the equity awards described below. The awards described below will be granted under and will be subject to the terms and provisions of the

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Exhibit 10.30
Company’s 2021 Omnibus Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and will be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all equity grants hereunder are subject in all respects to the terms of the Equity Plan.
Annual Award: Each Non-Employee Director who (i) serves on the Board as of the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”) commencing with the 2024 annual meeting of the Company’s stockholders and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting will be automatically granted, on the date of such Annual Meeting, a restricted stock unit award having an aggregate grant value of $200,000 (with the number of shares of common stock underlying such award determined based on dividing $200,000 by the average closing trading price of the Company’s common stock on the Nasdaq Global Select Market over the thirty consecutive trading days ending on and including the date of such Annual Meeting and subject to adjustment as provided in the Equity Plan). The awards described in this paragraph will be referred to as the “Annual Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an Annual Meeting will only receive an Annual Award in connection with such election, and will not receive any Initial Award (as defined below) on the date of such Annual Meeting as well.
Initial Award: Except as otherwise determined by the Board, each Non-Employee Director who is initially elected or appointed to the Board on any date other than the date of an Annual Meeting will be automatically granted, on the effective date of such Non-Employee Director’s initial election or appointment (such Non-Employee Director’s “Start Date”), a restricted stock unit award having an aggregate grant value equal to the product of (i) $200,000 and (ii) a fraction, the numerator of which is (x) 365 minus (y) the number of days in the period beginning on the date of the Annual Meeting immediately preceding such Non-Employee Director’s Start Date and ending on such Non-Employee Director’s Start Date and the denominator of which is 365 (with the number of shares of common stock underlying such award determined based on dividing such aggregate grant value by the average closing trading price of the Company’s common stock on the Nasdaq Global Select Market over the thirty consecutive trading days ending on and including the Start Date and subject to adjustment as provided in the Equity Plan). The awards described in this paragraph will be referred to as “Initial Awards.” For the avoidance of doubt, no Non-Employee Director will be granted more than one Initial Award.
Vesting of Awards Granted to Non-Employee Directors. Each Annual Award and Initial Award shall vest on the earlier of (i) the day immediately preceding the date of the first Annual Meeting following the date of grant and (ii) the first anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through the applicable vesting date.
Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.
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